Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES TRANSFER OF ITS
COMMON STOCK LISTING TO NEW YORK STOCK EXCHANGE;
TO RING OPENING BELL ON AUGUST 1, 2022

STAMFORD, CT, July 19, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it is transferring the listing of its Common Stock from the Nasdaq Global Select Market (Nasdaq) to the New York Stock Exchange (NYSE). The NYSE is home to many leading companies, including 70% of the S&P 500.

Silgan expects that its Common Stock will commence trading on the NYSE at market open on August 1, 2022 under its current ticker symbol “SLGN”. Silgan’s Common Stock will continue to trade on Nasdaq until the transfer is completed. The transfer is expected to be seamless for Silgan’s investors and stockholders, and no action is required on their part. Silgan also announced that it will ring the opening bell on the NYSE on August 1, 2022, its first day of trading on the NYSE.

“We are pleased to join the NYSE, one of the world’s most prestigious trading platforms and the world’s largest stock exchange,” said Adam J. Greenlee, President and CEO. “This year marks the 25th anniversary of our initial public offering and listing on Nasdaq, and we are grateful to Nasdaq for all of their support over that period. We have evolved from a start-up company to a mature, diversified sustainable rigid packaging manufacturing company, and we believe this move complements our

SILGAN HOLDINGS
July 19, 2022

Company well as importantly we will be joining our many peer group companies that trade on the NYSE. We look forward to leveraging all of the advantages of the NYSE platform which combines world-class technology with human oversight,” concluded Mr. Greenlee.

“We are excited to welcome world-class manufacturer, Silgan, to the NYSE’s community of icons and disruptors,” said John Tuttle, Vice Chairman, NYSE Group. “We look forward to working with the Company for years to come.”
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2021 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
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